EXHIBIT 10.1

SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of May 15, 2014 (the “Effective Date”) by and between Axiom Group, a corporation organized under the laws of the State of Nevada (“Axiom”) and Cannabis Therapy Corp (OTCQB: CTCO) a corporation organized under the laws of the State of Nevada with a place of business at 4450 Arapahoe Avenue, Suite 100, Boulder, CO 80303 (“Company”).

In consideration of the mutual covenants set forth in this Agreement, Axiom Group and Company hereby agree to an exchange of cash and restricted Company stock for professional services under the following terms and conditions:

1.	Services

Axiom Group agrees to provide, and Company agrees to accept and pay for in accordance with Section 2 below, services as set forth in Appendix A to be executed by both parties and annexed hereto as a part hereof (“Services”).

2.	Consideration

Company shall pay to Axiom Group the following compensation for the Services:

1)
A monthly fee of $50,000 (Fifty Thousand Dollars) (the “Cash Fee”), for each month under this Agreement up to a maximum of six months ($300,000) payable monthly, in advance, with the initial monthly Cash Fee being due upon full execution of this Agreement.

2)
A monthly fee of 233,333 restricted shares of common stock (the ‘Shares”) of the Company (the “Equity Fee”) for each month under this Agreement up to a maximum of six months (1,400,000) shares) payable monthly in arrears with the initial monthly Equity Fee being due on the first month anniversary of the Effective Date (June 15, 2014).

The Company represents that any Shares issued by the Company in payment of the Equity Fee shall be duly authorized, validly issued, fully paid and non assessable. To the extent that Axiom Group desires such Shares to be in a party name other than Axiom Group, Axiom Group will notify the Company in writing and the Company shall comply with such request.

The Cash Fee and the Equity Fee shall collectively be referred to as the “Fee”.

Payment of the Cash Fee can be made to the following account by wire:

Axiom Group
PO Box 5926, Newport Beach, CA, 92662

Chase Bank

Routing (ABA)#: 322271627
Account #: 139305160

3.	Term of Service

The term of this Agreement is one month, commencing on the Effective Date, subject to automatic renewal for up to 5 additional one month periods. Each monthly period under this Agreement commences on the 15th day of the month and ends on the 14th day of the following month. Notwithstanding any provision herein to the contrary, either party may elect to terminate and not renew the contract for all of the additional months then remaining by giving the other party a minimum of five (5) days prior written notice prior to the effective date of termination which would be the last day of the contract month in which such notice is given. In other words, written notice of termination must be provided by the 10th of the month of the month of termination. Upon the effective date of termination, Axiom’s obligation to provide services and the Company’s obligation to pay future Cash Fees and Equity Fees shall cease except for the Company’s obligation to pay the Equity Fee by the 15th day of the month in which such notice is given.

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4.	Indemnification

The Company shall be solely responsible for its products, the content of its website, its IR/PR communications, and its advertising materials, and any claims it makes about its products or its business, and any losses related to the aforementioned, and shall, at its sole cost and expense, defend and indemnify Axiom and hold Axiom harmless from and against any claims, loss, suit, liability or judgment, including reasonable attorney’s fees and costs, arising out of, or in connection with Company’s products, website, IR/PR communications or advertising published/aired hereunder, including, without limitation, for any violations of securities laws or regulations, misrepresentations, false advertising, libel, slander, violation of right of privacy, plagiarism, infringement of copyright or other intellectual property interest, except in the case of Axiom’s unauthorized or negligent use of any information prepared by the Company.

In connection with the engagement of Axiom to assist the Company, the Company understands and acknowledges that Axiom may use and rely upon and further disseminate information created or provided by the Company, including but not limited to publicly available information such as information contained in the Company’s SEC filings, press releases, and on the Company’s website.

If Axiom, the Company, their respective affiliates, each other person or entity, if any, controlled by Axiom or the Company or any of their affiliates, their respective current and former officers, directors, partners, attorneys, owners, employees and agents, and the heirs, successors and assigns of all of the foregoing persons or entities (collectively, “Indemnitees”) become involved in any capacity in any pending or threatened claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) (i) in connection with or arising out of any untrue statements or alleged untrue statements of a material fact contained in any information supplied to or provided by one party to the other ; (ii) in connection with or arising out of any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading contained in any information supplied or provided by one party to the other; or (iii) otherwise in connection with any matter in any way relating to or referring to this Agreement or arising out of the matters contemplated by this Agreement, including, without limitation, related services and activities prior to the date of this Agreement, the party from which indemnification is sought agrees to indemnify, defend and hold the other party’s Indemnitees harmless to the fullest extent permitted by law from and against any losses, claims, damages, liabilities and expenses in connection with any Proceeding, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses materially resulted from the willful misconduct of or gross negligence of the party seeking indemnification. In addition, if any of the Indemnitees becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in this Agreement or arising out of the matters contemplated by this Agreement, the indemnifying party will reimburse the Indemnitees of the other party for their reasonable legal and other expenses (including the cost of any investigation or preparation of the other party in connection with any Proceeding) as such expenses are incurred by such Indemnitees in connection therewith, except to the extent that it shall be determined in such Proceeding that the party seeking expense reimbursement was grossly negligent or engaged in willful misconduct. If such indemnification is not available or is insufficient to hold such Indemnitees harmless for any reason, the indemnifying party agrees that in no event will it contribute less than the amount necessary to assure that the other party’s Indemnitees are not liable for losses, claims, damages, liabilities and expenses in excess of the value of the fees actually received by Axiom pursuant to this Agreement.

Neither party will settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnitee of the other party is an actual or potential party to such Proceeding without the other party’s prior written consent, unless the party from which indemnification is sought has given the other party reasonable prior written notice thereof and such settlement, compromise, consent or termination (i) includes an unconditional release, in form and substance satisfactory to the party to be indemnified , or its Indemnitees from all liability in any way related to or arising out of such Proceeding and (ii) does not impose any actual or potential liability upon such Indemnitees and does not contain any factual or legal admission by or with respect to such Indemnitees or any adverse statement with respect to the character, professionalism, due care, loyalty, expertise or reputation of such Indemnitees or any action or inaction by such Indemnitees. The foregoing indemnity agreement shall be in addition to any rights that any indemnified person may have at common law or otherwise.

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If any Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the other party or any affiliate of the other party in which the party seeking indemnification is not named as a defendant, the indemnifying party agrees to reimburse the other party for all expenses incurred by such person in connection with such person appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of the other party’s legal counsel.

5.	Confidential Information

Each of Axiom and the Company agrees to keep any Confidential Information respecting the other party confidential and not to make use thereof except as may be required by applicable laws or judicial process or as otherwise provided herein.

Confidential Information shall mean any and all intellectual property, trade secrets, know-how, proprietary business and financial information, and other proprietary information, whether written or verbal, which will be furnished or disclosed by the disclosing Party (the “Discloser”) to the receiving Party (“Receiver”) in connection with this Agreement, including:

technology, designs, data, software, research, lab books, methods, techniques, systems, formulae, formulations, compositions, devices, processes, and records; marketing information and methods, including marketing data, market research, sales techniques, and the names, addresses, telephone, and facsimile numbers, and the operation, buying habits and practices of customers, potential customers, distributors, and representatives; information regarding employees and consultants, including terms and conditions of employment, and performance evaluations; information regarding purchasing methods and sources, including names and other identifying information regarding vendors and suppliers, costs of materials, and prices at which materials, products, or services are or have been obtained or sold; and financial information, including financial statements, forecasts, reports and all other financial information not disseminated to the public.

Receiver shall keep in strictest confidence and trust all Confidential Information received from Discloser during the term of this Agreement and for a period of two (2) years thereafter, and shall not disclose any Confidential Information to any other entity or person or use any Confidential Information for its own benefit or for the benefit of another, except in furtherance of this Agreement.

Receiver shall take all reasonable safeguards to prevent disclosure of the Confidential Information and shall disclose the Confidential Information to Related Parties on a “need to know” basis only. Receiver shall inform all Related Parties who have access to the Confidential Information that such Confidential Information is confidential and proprietary to Discloser. Receiver shall (a) notify Discloser of any unauthorized possession, use, or knowledge of the Confidential Information as soon as reasonably possible; and (b) promptly furnish full details of such possession, use, or knowledge to Discloser.

The obligations of Receiver in the preceding paragraphs of this Section 5 shall not apply to Confidential Information that: (a) is publicly known at the time of its disclosure; (b) after disclosure, has become publicly known other than through breach of this Agreement; (c) Receiver can show by tangible evidence was known to Receiver prior to disclosure by Discloser; (d) Receiver can show by tangible evidence was developed independently by Receiver without reference to the Confidential Information disclosed by Discloser; or (e) is required to be disclosed by the Receiver or by a Related Party by law, regulation, court order or other legal process; or (f) was or becomes available to the Receiver from a person other than the Discloser or its Related Parties, who is not known by Receiver to be otherwise bound by an agreement of non-disclosure or confidentiality regarding same or is not otherwise prohibited from providing same.

Related Parties shall mean any entity related to or affiliated with Receiver or any of Receiver’s officers, directors, employees, agents or representatives, including without limitation independent consultants, attorneys, financial advisers, analysts and independent accountants, and any or all of them, to the extent such entities or persons receive Confidential Information.

Axiom acknowledges that the Company is a public company which files annual, quarterly and current reports with the United States Securities and Exchanges Commission and that certain Confidential Information may constitute, when disclosed to Axiom and for some period thereafter, material, non-public information for purposes of the federal securities laws. Accordingly, Axiom acknowledges that there may be securities law restrictions on Axiom’s trading in the Company's securities whenever Axiom is in possession of such Confidential Information and Axiom agrees to refrain from such trading under such circumstances.

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6.	Entire Agreement

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties related to the subject matter hereof. No modification of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

7.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of laws principles.

8.	Waiver

The waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive such party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

9.	No Right to Assign

Neither party has the right to assign, sell, modify, or otherwise alter this Agreement, except upon the express written advance approval of the other party, which consent can be withheld for any reason.

10.	Further Assurances

At any time or from time to time after any issuance of securities, the parties agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of such issuance.

11.	Severability

The parties agree to replace any such invalid or unenforceable provision with a new provision that has the most nearly similar permissible economic and legal effect.

12.	Force Majeure

Except for the obligation to pay money, neither party shall be liable to the other party for any failure or delay in performance caused by acts of God, fires, floods, strikes, whether legal or illegal, water damage, riots, epidemics or any other causes beyond such party’s reasonable control, and such failure or delay will not constitute a breach of this Agreement.

13.	Attorney’s Fees

In the event any party to this Agreement employs an attorney to enforce any of the terms of the Agreement, the prevailing party shall be entitled to recover its actual attorney’s fees and costs, including expert witness fees.

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The parties represent and warrant that, on the date first written above, they are authorized to enter into this Agreement in its entirety and duly bind their respective principals by their signatures below.

EXECUTED as of the date first written above.

Axiom Group (“Axiom”)		Cannabis Therapy Corp (“Company”)

By:	/s/ Joseph Isaacs	By:	/s/ Soren Mogelsvang
Name:	Joseph Isaacs	Name:	Soren Mogelsvang
Title:	President	Title:	President

Date signed: May 13, 2014		Date signed: May 15, 2014

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Appendix A

Axiom Group will provide the following services to Company:

•	Introductions to third-party service providers that can assist with market awareness objectives of Company

•	Introductions to prominent members of the financial media

•	Introductions to analysts, brokers, fund managers and other financial service providers that can support Company’s business development and financing objectives

•	Comprehensive media monitoring and rapid response programming

•	Implementation of media outreach strategy to drive top-tier coverage of Company

•	CEO interviews and viral media campaign

•	Social Media optimization and Search Engine Optimization

•	Lead Generation with Traffic diversion to Landing page

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